SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

CNL HOSPITALITY PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares, $.01 par value, of CNL Hospitality Properties, Inc.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

For your convenience, vote your proxy by
telephone or the Internet.
And most importantly...

Please Vote!

☑	Read the Enclosed Materials...
Enclosed is the following information for the CNL Hospitality Properties, Inc. Annual Meeting of Stockholders:

• 2003 Annual Report

• Proxy Statement that describes the proposals being voted

• Proxy Card

☑	Vote by Telephone...
For your convenience, you may vote by telephone. Please refer to the proxy card for instructions and your control number.
...Or Vote over the Internet
Open the web page: https://www.proxyvotenow.com/chp and follow the online instructions to cast your vote. Your control number is located on the proxy card.
...Or Complete the Proxy Card and Return by Mail
On the proxy card, cast your vote on the proposals, sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

☑	For Assistance...
If you have any questions or need assistance in completing your proxy card, please call our information agent, D.F. King & Co., Inc., toll free at 1-800-549-6697.
☑	Please Vote...
We encourage you to cast your vote promptly, so we can avoid additional costs soliciting your vote. If you voted by telephone or the Internet, please DO NOT mail back the proxy card.
Thank You!
We appreciate your participation and support. Again, please be sure to vote.
Your vote is important!

Investor Administration CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 tel (407) 650-1000 (866) 650-0650 www.cnlonline.com

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

Answers to Questions

QUESTION:

What am I being asked to vote on at the Annual Meeting?

ANSWER:

      At the Annual Meeting, you are being asked to consider and vote upon the following matters:

a.	The Director Proposal: the election of each of the nine nominees to our Board to hold office until the 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and qualify;

b.	The Merger Proposal: the approval of the Merger of the Advisor with and into our Acquisition Sub, pursuant to the Merger Agreement;

c.	The Authorized Shares Proposal: the approval of an amendment to our Articles to increase the number of authorized equity shares from 516,000,000 shares (consisting of 450,000,000 common shares, 3,000,000 preferred shares and 63,000,000 excess shares) to 3,675,000,000 shares (consisting of 3,000,000,000 common shares, 75,000,000 preferred shares and 600,000,000 excess shares);

d.	The Majority Vote Charter Amendment Proposal: the approval of an amendment and restatement of our Articles that requires the affirmative vote of holders of a majority of our outstanding common shares to modify certain provisions to reflect that we have become self-advised and to conform more closely to the articles of incorporation of Listed REITs;

e.	The Two-Thirds Vote Charter Amendment Proposal: the approval of an amendment and restatement of our Articles that requires the affirmative vote of holders of at least two-thirds of our outstanding common shares to modify certain other provisions to reflect that we have become self-advised and to conform more closely to the articles of incorporation of Listed REITs;

f.	The Reverse Stock Split Proposal: the approvals of an amendment to the Articles to effect a one-for-two reverse stock split;

g.	The Incentive Plan Proposal: the approval and adoption of our 2004 Omnibus Long-Term Incentive Plan; and

h.	any other matters that properly may be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast; and with respect to such proposals, to permit further solicitation of proxies by the Board.

QUESTION:

Why has the Merger been proposed:

ANSWER:

      Since our inception, our common shares have not been listed on any national securities exchange or quoted on a U.S. inter-dealer quotation system, and there has been no established trading market for our common shares. We are required to list our common shares on a national securities exchange or over-the-counter market by December 31, 2007, or else to liquidate in an orderly fashion. After the due deliberation and consideration of relevant factors, our Board determined that it would be in our best interests to engage in proposed firm commitment concurrent underwritten offerings (“Underwritten Offerings”) of additional common shares and preferred shares and to list those common shares and preferred shares, together with our existing outstanding common shares, on the NYSE.

      While an externally-advised structure was appropriate for our original operations, publicly-listed REITs are predominantly self-advised. We believe that public equity investors and market analysts could view us less favorably once our shares are listed if we remain externally-advised, which could make it more difficult for us to successfully raise additional equity capital in the public securities markets after Listing. If we are not able to raise more equity capital, our ability to grow could be adversely impacted.

      Although there can be no assurance that the conversion to a self-advised structure would increase the market price of our common shares, we believe that remaining externally-advised could have a negative effect on the price of our common shares over the long term. In addition, by issuing our common shares to stockholders

CNL HOSPITALITY PROPERTIES, INC.     2003 ANNUAL REPORT — PROXY Q & A

of the advisor, we believe we will more directly align such stockholders’ interest with those of our current stockholders.

      Therefore, we believe that in connection with Listing and our Underwritten Offerings, it is important to become self-advised. For additional reasons why the Merger has been proposed, please see “Proposal II — The Merger Proposal — Reasons for Self-Administration; — Background of the Merger Proposal” and “— Recommendation of the Special Committee and our Board” in this proxy statement.

      All references to “Listing” mean any listing on the NYSE, whether the listing occurs in connection with the Underwritten Offerings or otherwise. However, even if the Listing occurs, we cannot assure you that an active trading market for our common shares or our preferred shares will develop or, if developed, that any such market will be sustained.

QUESTION

Why don’t we simply terminate the Advisory Agreement with the Advisor and obtain another external advisor?

ANSWER

      Under the terms of the current advisory agreement between us and the Advisor, dated as of April 1, 2004 (the “Advisory Agreement”), the Advisor has responsibility for our day-to-day operations, including locating, analyzing, structuring and negotiating investment opportunities for us, arranging for financing and refinancing, engaging third parties to perform services for us, administering our bookkeeping and accounting functions, providing other administrative services, serving as our consultant in connection with policy decisions to be made by our Board, providing asset management services with respect to our properties and rendering other services as our Board deems appropriate. Further, the Advisor provides us with key employees, a license to use the CNL brand and other proprietary assets. We believe that a termination of the Advisory Agreement would cause a significant disruption to our business affairs. If we were to terminate such agreement, we would need to identify and hire a full staff of employees to perform all of the services currently provided by the Advisor and it would likely require significant effort over a considerable period of time to fill all of these positions. Even if we were able to hire the necessary employees, there is no assurance that these employees would be as adept as the Advisor’s personnel. Moreover, they would lack the experience of having dealt with us since our inception, and may not have the close business relationships with the hotel and resort brands we affiliate with or our third-party tenants and management companies that the Advisor’s personnel have developed. We are unable to assess the impact of the loss of the use of the CNL brand and other proprietary assets provided by the Advisor. By acquiring the Advisor, we would reduce any disruption to our business affairs, as the Advisor’s personnel will then become our employees. Furthermore, by issuing common shares to the stockholders of the Advisor in connection with the Merger, many of whom are also the Advisor’s personnel, we believe we will more directly align such stockholders’ interest with those of our current stockholders.

      We have the right to terminate the Advisory Agreement upon 60 days written notice to the Advisor by a majority vote of our “Independent Directors” (as such term is defined in Question 6 below). In addition, upon satisfaction of certain performance criteria, a performance fee would be payable to the Advisor upon termination of the Advisory Agreement. If the Advisory Agreement was terminated as of the date of this proxy statement, the performance criteria would not have been satisfied, and accordingly, no performance fee would have been payable to the Advisor. However, such performance fee could become payable in the future under the terms of the Advisory Agreement.

      For a detailed discussion concerning the Advisor and the Advisory Agreement, please see “Proposal II — The Merger Proposal — The Advisor and the Advisory Agreement” in this proxy statement.

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

QUESTION:

What is the effect of the Merger?

ANSWER:

If the conditions to consummation of the Merger are satisfied, including approval of the Merger by our stockholders, consummation of the Underwritten Offerings, Listing, and certain other conditions, some of which are waivable by us in our sole discretion, the Adviser will merge with and into our Acquisition Sub, with our Acquisition Sub as the surviving corporation (the “Surviving Corporation”) of the Merger. As a result of the Merger, the Surviving Corporation will remain our wholly-owned subsidiary and we will become self-advised. Accordingly, we no longer will pay any advisory or other fees under the Advisory Agreement. We will, however, be obligated to pay fees under certain intercompany agreements that we expect to enter into with certain of our affiliates in connection with the Merger, which agreements are subject to the approval of the Special Committee. In addition, we will pay directly for the overhead that the Advisor incurred prior to the Merger in providing such services to us.

In the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for a total Merger consideration of $297 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash (the “Merger Consideration”). In addition, in connection with the Merger, we will assume and repay a note issued by the Advisor to Five Arrows Realty Securities II, LLC (“Five Arrows”), a holder of 10% of the outstanding common stock of the Advisor, in the amount of approximately $10.98 million (the “Five Arrows Note”). As a result of the Merger, certain of our officers and directors and their respective affiliates who own interests in the Advisor will receive our common shares and no cash (other than any cash in lieu of fractional shares). Upon consummation of the Merger, the Advisor’s officers and other employees will become our employees. In connection with the Merger, it is anticipated that, the Advisory Agreement will be terminated and we will become self-advised.

By virtue of the Merger, the articles and bylaws of our Acquisition Sub in effect prior to the effective time of the Merger will be the articles and bylaws of the Surviving Corporation and the officers and directors of our Acquisition Sub will be the officers and directors of the Surviving Corporation.

QUESTION:

How was the amount of the Merger Consideration determined?

ANSWER:

The Merger Consideration was determined based upon negotiations between the Special Committee and the Advisor, in consultation with their respective financial advisors and legal counsel. Certain of our directors also serve on the board of directors of the Advisor, and certain of our directors and officers, directly or indirectly, hold shares of the capital stock of the Advisor that, in the aggregate, constitute more than a majority of the outstanding capital stock of the Advisor. These relationships result in such Board members and officers having interests in the consummation of the Merger that potentially conflict with your interests. Accordingly, our Board established a special committee consisting of Charles E. Adams, Craig M. McAllaster and Robert E. Parsons, Jr., three of our “Independent Directors” (as such term is defined in Question 6 below) (the “Special Committee”). The Special Committee was authorized to:

a.	review and evaluate the terms and conditions of the Merger Agreement and determine the advisability of our acquisition of the Advisor;

b.	if the Special Committee deems it appropriate or advisable, negotiate the price, structure, form, terms and conditions of any such transaction and of any definitive agreements in connection therewith;

c.	determine whether any such transaction is fair to, and in the best interests of, our company and our stockholders and make a recommendation to the Board; and

d.	hire such independent legal counsel, financial and other advisors and agents as the Special Committee deems necessary or desirable to evaluate any such transaction.

Pursuant to this authority, the Special Committee retained Lehman Brothers Inc. (“Lehman Brothers”) to advise the Special Committee as to whether the consideration to be paid by us in the Merger, is fair, from a financial point of view, to us. Such consideration consists of the Merger Consideration and the assumption and repayment of the Five Arrows Note. After receipt of the written opinion from Lehman Brothers (the “Lehman Brothers Opinion” or “Opinion”) that, as of April 29, 2004, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger, is fair to us from a financial point of view, and after due deliberation and consideration of other factors, the Special Committee unanimously recommended to our Board that it approve the Merger Agreement, the Merger and the transactions expressly

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

contemplated by the Merger Agreement. After careful consideration and upon the recommendation of the Special Committee, our Board (with Messrs. Seneff and Bourne, each of whom owns stock of the Advisor, abstaining) approved the Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement. Our Board and the Special Committee believe that the terms of the Merger Agreement, the Merger and the other transactions expressly contemplated by the Merger Agreement are advisable, fair and reasonable and in our best interests and the best interests of our stockholders.

QUESTION:

How do you determine who is an “Independent Director” for purposes of membership on the Special Committee?

ANSWER:

      The definition of “Independent Director” is contained in our Articles and means a director who is not, and within the last two years has not directly or indirectly been, associated with the Advisor by virtue of:

a.	ownership of an interest in the Advisor or its “Affiliates” (defined below),

b.	employment by the Advisor or its Affiliates,

c.	service as an officer or director of the Advisor or its Affiliates,

d.	the performance of services, other than as a director, for us,

e.	service as a director or trustee of more than three REITs advised by the Advisor, or

f.	maintenance of a material business or professional relationship with the Advisor or any of its Affiliates.

      An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or father-in-law or sons- or daughters-in-law, or brothers- or sisters-in-law are or have been associated with the Advisor, any of its Affiliates, or us.

      A business or professional relationship is considered material if the gross revenue derived by the director from the Advisor and its Affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. The term “Affiliate,” as used in this proxy statement, means:

a.	any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity;

b.	any person or entity directly or indirectly owing, controlling, or holding with power to vote 10% or more of the outstanding voting securities of another person or entity;

c.	any officer, director, partner, or trustee of such person or entity;

d.	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and

e.	if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

QUESTION:

What rights will I have if I oppose the Merger?

ANSWER:

      You can vote against the Merger by indicating a vote against the Merger on your proxy card and by signing and mailing your proxy card, by authorizing your proxy over the Internet (pursuant to the instructions on the proxy card), or by telephone, or by voting against the Merger in person at the Annual Meeting. Under Maryland law, you will not be entitled to appraisal rights in connection with the Merger and accordingly, to the extent you object to the Merger Proposal, you will not have the right to have a court judicially determine and receive, a fair value for your shares of our common shares under those provisions of Maryland law governing appraisal rights. Under Maryland law, you will be entitled to rights of appraisal with respect to the Two-Thirds Vote Charter Amendment Proposal. Accordingly, to the extent you object to the Two-Thirds Vote Charter Amendment Proposal and otherwise comply with the relevant statutory provisions of Maryland law governing appraisal rights, you will have the right to have a court judicially determine, and you will receive, the fair value for your shares of our common shares. Further, after consultation with Maryland counsel, we are of the view that you do not have the right to exercise rights of appraisal with respect

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

to the Majority Vote Charter Amendment Proposal. However, because we are not aware of any applicable authority as to whether such is the case, to the extent you wish to make your own determination of whether you have rights of appraisal with respect to the Majority Vote Charter Amendment Proposal, we encourage you to consider applicable Maryland law and to consider engaging Maryland counsel. If you believe that you have appraisal rights with respect to the Majority Vote Charter Amendment Proposal, in order to exercise such rights, if such rights are available, you must comply with the conditions established under applicable Maryland law. We reserve the right to challenge your determination, if any, as to whether rights of appraisal exist in connection with the Majority Vote Charter Amendment Proposal. Further, we reserve the right not to present to the stockholders or to effectuate either or both of the Charter Amendment Proposals in the event holders of 1% or more of our common shares outstanding as of the Record Date assert rights of appraisal with respect to such proposal or with respect to the Charter Amendment Proposals generally. For a discussion regarding your appraisal rights, see “Explanation of Maryland Appraisal Rights Statute.” See also Appendix E hereto, which sets forth the relevant statutory provisions.

QUESTION:

What vote required to approve the Merger?

ANSWER:

      Pursuant to Maryland law, “interested director” transactions are not void or voidable solely because of such fact, if, among other things, disinterested director approval or ratification is obtained or the transaction is otherwise fair and reasonable. The Merger was approved by our four independent directors, including the three independent directors serving on the Special Committee, and the Special Committee has received the Lehman Brothers Opinion that, based upon and subject to certain matters stated therein, the consideration to be paid by us in the Merger is fair, from a financial point of view, to us. Neither Maryland law nor our Articles or bylaws require us to obtain stockholder approval of the Merger. However, because the Merger involves a transaction in which our directors and certain of our officers have an interest, we have determined to solicit stockholder approval of the Merger so as to empower our stockholders with respect to whether the Merger should occur. Such requirement will be satisfied if the Merger is approved by the affirmative vote of at least a majority of the votes cast on the Merger by holders of our common shares entitled to vote thereon (other than our common shares owned of record or beneficially by interested directors or their Affiliates, as explained in the next paragraph), provided that the total votes cast with respect to the Merger represent over 50% of our common shares entitled to vote on the Merger. If the required stockholder approval is not received, then the Merger will not be consummated.

      The Advisor owns 20,000 of our outstanding common shares. Our Articles provide that, with respect to our common shares owned by the Advisor, our directors or any of their Affiliates, neither the Advisor, the directors, our officers, nor any of their Affiliates may vote or consent on matters submitted to our stockholders with regard to, among other things, transactions between us and the Advisor. Therefore, such shares may not and will not be voted on the Merger Proposal.

QUESTION:

When do you expect the Merger to be consummated?

ANSWER:

      Assuming all conditions to the Merger are satisfied, which include consummation of the Underwritten Offerings, Listing and other conditions set forth in the Merger Agreement certain conditions of which may be waived by us in our sole discretion, we expect to consummate the Merger simultaneously with, or immediately following, Listing. Pursuant to the Merger Agreement, the Underwritten Offerings and the Listing must be consummated on or before November 30, 2004; provided, that if the condition to the Merger that the Underwritten Offerings be consummated is waived, the Listing must occur on or before October 15, 2004. If Listing does not occur within the applicable period described above, the Merger Agreement may be terminated unless such period is otherwise extended by the parties to the Merger Agreement.

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q&A

QUESTION:

Why is our Board recommending that we increase the number of authorized equity shares by amending the Articles?

ANSWER:

      Although we have a sufficient number of authorized common shares and preferred shares to effectuate the Underwritten Offerings and the Merger in the amounts presently contemplated, unless we authorize additional common shares there may not be an adequate number of common shares for future acquisitions, or for issuances under our distribution reinvestment plan or under our proposed 2004 Omnibus Long-Term Incentive Plan. If, for market or other reasons, the Underwritten Offerings are not consummated, we expect to offer the newly authorized common shares in a sixth best efforts offering, similar to the five prior best efforts offerings which we have conducted, however, we may not have a sufficient number of authorized but unissued equity shares necessary to raise sufficient proceeds to achieve our business objectives. Our Board believes that the proposal to increase the number of authorized equity shares is advisable and in the best interests of our company and our stockholders. If the proposed amendment to increase the number of authorized equity shares is approved by our stockholders, the additional common shares and preferred shares would also be available for issuance, from time to time, for stock dividends, stock splits, raising capital through public or private offerings (including in the Underwritten Offerings), ensuring the availability of sufficient authorized shares (including for issuance under our distribution reinvestment plan and the 2004 Omnibus Long-Term Incentive Plan, if adopted), and providing shares for possible future acquisitions and general corporate purposes. This availability of common shares and preferred shares would provide us with the flexibility that may be necessary to take advantage of favorable market conditions and other opportunities, including issuing common shares and/or preferred shares pursuant to an effective shelf registration statement. In addition, if the Two-Thirds Vote Charter Amendment Proposal is approved, in the future the directors will be authorized to increase, from time to time, the authorized equity shares without an additional vote of our stockholders.

QUESTION:

Why is our Board recommending that our Articles be amended and restated to modify certain provisions to reflect that we have become self-advised and to conform more closely to the articles of incorporation of Listed REITs?

ANSWER:

      Our Articles contain a number of provisions that impose guidelines on transactions between us and the Advisor and our and its respective Affiliates. As discussed elsewhere in this proxy statement, if the Merger is consummated, the separate existence of the Advisor will cease, its operations will become part of our business and we will become self-advised. Accordingly, if the Majority Vote Charter Amendment Proposal is approved and the Merger is consummated, the provisions in the Articles relating to the Advisor, its Affiliates and to transactions and relations between us and the Advisor and its Affiliates will no longer be applicable.

      Moreover, if Listing occurs, many of the limitations and restrictions that are included in our existing Articles, which our Board believes restrict and could possibly prevent us from pursuing favorable investment opportunities, could be removed. These restrictions were mandated by the statement of policy on REITs of the North American Securities Administrators Association and were applicable because we previously raised funds without listing our securities on a national securities exchange. If our securities are listed, such restrictions will no longer be required. Because other Listed REITs generally are not bound by similar limitations and restrictions could impair our ability to compete effectively for investments and management talent. Accordingly, our Board believes such limitations and restrictions should be removed so that we can be governed by articles of incorporation that are similar to the articles of incorporation of other Listed REITs. Further, if the Two-Thirds Vote Charter Amendment Proposal reduce or otherwise eliminate certain voting rights that you currently have, we are of the view that these proposed amendments will provide greater flexibility with respect to the implementation of our business plan and will make us more competitive with other Listed REITs.

      Even is approved by our stockholders at the Annual Meeting, the Majority Vote Charter Amendment Proposal will not be implemented unless Listing has occurred and certain other conditions set forth in the Merger Agreement are satisfied. Certain of these conditions may be waived by us in our sole discretion. Further, if the Two-Thirds Vote Charter Amendment Proposal is approved, it will not be effected until immediately prior to the earlier to occur of the Merger and Listing.

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

QUESTION:

Why is our Board recommending that we approve and adopt the 2004 Omnibus Long-Term Incentive Plan?

ANSWER:

Our Board believes that the 2004 Omnibus Long-Term Incentive Plan is important for purposes of attracting, retaining and motivating highly qualified individuals, and more directly aligning the interests of our management with those of our company’s stockholders. Many of our competitors have incentive compensation plans and our Board believes that, if we do not adopt a plan which provides adequate incentives to our management and other employees, we will be at a competitive disadvantage in our ability to attract and retain highly qualified employees. Our Board also believes that issuing common shares to management under appropriate circumstances more directly aligns their interests with those of our stockholders and can be used as an effective motivational tool.

If approved by our stockholders at the Annual Meeting, this proposal will be implemented regardless of whether the other proposals being considered at the Annual Meeting are approved by our stockholders.

QUESTION:

Why is our Board recommending that we approve the Reverse Stock Split Proposal?

ANSWER:

Our Board believes that the Reverse Stock Split Proposal may, under certain circumstances, be in the best interests of us and our stockholders. Our Board believes that the Reverse Stock Split Proposal would increase the per share price of our common shares, reduce the number of outstanding shares to a level more consistent with other public companies with a similar market capitalization and provide us with the flexibility necessary to issue additional shares to facilitate future acquisitions and financing transactions.

Even if approved by our stockholders at the Annual Meeting, the Reverse Stock Split Proposal will not be implemented unless the Listing occurs.

QUESTION:

What vote is required to approve each proposal other than the Merger?

ANSWER:

The affirmative vote of holders of a majority of our outstanding common shares is required to approve (1) the Authorized Shares Proposal, (2) the Majority Vote Charter Amendment Proposal and (3) the Reverse Stock Split Proposal. The affirmative vote of a majority of the votes cast on the matters to be voted upon by holders of our common shares at a meeting at which a quorum is present is necessary to approve (1) the Incentive Plan Proposal and (2) the Director Proposal. The affirmative vote of holders of at least two-thirds of our outstanding common shares is required to approve the Two-Thirds Vote Charter Amendment Proposal.

QUESTION:

How does our Board recommend that I vote on each of these various proposals at the Annual Meeting?

ANSWER:

Our Board recommends that you vote “FOR” (1) the Director Proposal, (2) the Merger Proposal (3) the Authorized Shares Proposal, (4) the Majority Vote Charter Amendment Proposal, (5) the Two-Thirds Vote Charter Amendment Proposal, (6) the Reverse Stock Split Proposal and (7) the Incentive Plan Proposal. Our Board also recommends that you give us your proxy to vote in favor of any favor of any other matters that properly may be presented at the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast.

QUESTION:

Who is entitled to vote at the Annual Meeting?

ANSWER:

Only holders of record of our common shares at the close of business on June 4, 2004, the Record Date for the Annual Meeting will be entitled to vote at the Annual Meeting.

CNL HOSPITALITY PROPERTIES, INC. 2003 ANNUAL REPORT — PROXY Q & A

QUESTION:

How does our Board recommend that I vote on each of these various proposals at the Annual Meeting?

ANSWER:

      Our Board recommends that you vote “FOR” (1) the Director Proposal, (2) the Merger Proposal (3) the Authorized Shares Proposal, (4) the Majority Vote Charter Amendment Proposal, (5) the Two-Thirds Vote Charter Amendment Proposal, (6) the Reverse Stock Split Proposal and (7) the Incentive Plan Proposal. Our Board also recommends that you give us your proxy to vote in favor of any other matters that properly may be presented at the Annual Meeting, including proposals to adjourn the Annual Meeting with respect to proposals for which insufficient votes to approve were cast.

QUESTION:

Can I change my vote after I have mailed my signed proxy card?

ANSWER:

      There are three ways in which you can change your vote before your proxy is voted at the Annual Meeting. First, you can send our Corporate Secretary a written notice stating that you revoke your proxy. Second, you can complete and execute a new proxy card that is dated later than the date of the prior proxy card and deliver it to our Corporate Secretary at or prior to the Annual Meeting. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy, you must vote at the Annual Meeting. If you hold your shares in street name and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

QUESTION:

Whom should I call with questions about the Merger or the other proposals being voted on at the Annual Meeting?

ANSWER:

      You should call our proxy solicitor, D.F. King & Co., Inc., at 1-800-758-5880 (toll free).

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 tel (407) 650-1000 (866) 650-0650 www.cnlonline.com

Mailing Address: P.O. Box 4920 Orlando, Florida 32802-4920